Exhibit 1

Avricore Health Inc.

Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Avricore Health Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Avricore Health Inc. and its subsidiaries (together, the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the years ended December 31, 2025, 2024 and 2023, including the related notes (collectively referred to as the “Financial Statements”).

In our opinion, the Financial Statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and its financial performance and its cash flows for the years ended December 31, 2025, 2024 and 2023 in conformity with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board.

Explanatory Paragraph – Going Concern

The accompanying Financial Statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1, the Company has recurring net losses and negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and plans in regard to these matters are also described in Note 1. The Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These Financial Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s Financial Statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Financial Statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the Financial Statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the Financial Statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Financial Statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the Financial Statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the Financial Statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the Financial Statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Impairment of Equipment and Related Intangible Asset

Critical Audit Matter Description

We draw your attention to Notes 3(l), 6 and 7 of the Financial Statements. During the year, the agreement with the Company’s major customer was not renewed and expired on March 31, 2025. The loss of this major customer has significantly impacted the Company’s revenue and financial position in the December 31, 2025 year end. As a result, the Company performed an impairment test and recognized an impairment loss of $422,950 for equipment and an impairment loss of $70,594 for the related intangible assets. Significant judgment is exercised by the Company in performing its impairment assessment and significant assumptions are used in the impairment test, and include the following:

●	The determination of the appropriate cash-generating unit (“CGU”) to consider how the Company’s equipment and related intangible assets generate cash inflows.

●	The determination that the fair value less cost of disposal was appropriate as a basis for the recoverable amount as the value in use would not derive value because of current and expected significant losses and negative CGU cashflows.

●	The fair value less cost of disposal was estimated based on measurable resale values, considering the assets’ condition and supportable marketability.

Given these factors, the related audit effort in evaluating management’s judgments in determining the impairment recognized and the carrying value of equipment as of December 31, 2025 was significant and required a high degree of auditor judgment.

How the Critical Audit Matter was Addressed in the Audit

We responded to this matter by performing the following procedures:

●	We evaluated management’s methodology and assumptions used in determining that fair value less cost of disposal was the appropriate basis for the recoverable amount. We considered the current and expected negative CGU cash flows for the value-in-use in assessing the use of fair values less cost of disposal as the basis for the recoverable amount.

●	We assessed the reasonableness of recoverable amounts estimated for equipment and related intangibles on measurable resale values, considering the assets’ condition and supportable marketability.

●	We assessed whether the impairment loss was appropriately allocated to the Company’s equipment and related intangibles in accordance with IAS 36.

●	We reviewed the adequacy of the related disclosures in the Financial Statements.

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

April 30, 2026

PCAOB ID: 1524

We have served as the Company’s auditor since 2020.

Avricore Health Inc.

Consolidated Statements of Financial Position

(Expressed in Canadian Dollars)

	Note	December 31, 2025	December 31, 2024
		$	$
ASSETS
Current Assets
Cash and cash equivalents		227,918	1,132,392
Term deposit		10,000	10,000
Accounts receivable	4	37,332	419,587
Prepaid expenses and deposits	5	91,083	20,470
Inventory		-	507
		366,333	1,582,956
Equipment	6	196,789	656,441
Intangible assets	7	3	59,147
Total Assets		563,125	2,298,544
LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	8	173,561	330,817
		173,561	330,817
EQUITY
Share capital	10	27,304,793	27,304,793
Reserves	10	7,348,195	7,067,518
Accumulated other comprehensive loss		(140)	(47)
Deficit		(34,263,284)	(32,404,537)
		389,564	1,967,727
Total Liabilities and Equity		563,125	2,298,544

Nature of operations and going concern (Note 1)

Subsequent events (Note 20)

Approved and authorized for issuance on behalf of the Board of Directors on April 30, 2026.

“Rodger Seccombe”	“David Hall”

Rodger Seccombe, Director	David Hall, Chairman

The accompanying notes are an integral part of these consolidated financial statements

4

Avricore Health Inc.

Consolidated Statements of Operations and Comprehensive Loss

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

	Note	2025	2024	2023
		$	$	$
Revenue	14 & 18	533,884	4,785,711	3,485,147
Cost of sales	19	(295,589)	(2,905,424)	(2,281,751)
Gross profit		238,295	1,880,287	1,203,396
Expenses
Advertising and promotion		-	-	1,035
Amortization	6	1,967	3,137	2,347
Consulting	12	320,640	276,000	236,117
General and administrative	11	467,326	409,398	339,369
Management fees	12	90,000	216,000	216,000
Shareholder communications		41,954	49,932	112,234
Professional fees	12	311,195	255,655	285,935
Severance benefits	12	108,000	-	-
Share-based compensation	10 & 12	280,677	541,164	703,612
		(1,621,759)	(1,751,286)	(1,896,649)
Income (Loss) before other income (expense)		(1,383,464)	129,001	(693,253)
Other income (expense)
Foreign exchange gain (loss)		(764)	(5,006)	(6,652)
Interest income		12,124	1,235	3,284
Loss on impairment of equipment	6	(422,950)	(772,174)	-
Loss on impairment of intangible assets	7	(70,594)	-	-
Loss on disposal of equipment	6	-	(32,033)	-
Recovery (write-off) of accounts receivable		6,901	-	(4,594)
Gain on settlement of loan	9	-	10,000
Net loss for the year		(1,858,747)	(668,977)	(701,215)
Other comprehensive loss:
Foreign currency translation		(93)	(47)	-
Comprehensive loss for the year		(1,858,840)	(669,024)	(701,215)
Basic and diluted loss per share		(0.02)	(0.01)	(0.01)
Weighted Average Number of Common Shares Outstanding:
Basic and diluted		101,289,664	100,313,189	99,559,459

The accompanying notes are an integral part of these consolidated financial statements

5

Avricore Health Inc.

Consolidated Statements of Changes in Equity

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

	Number of Shares	Share Capital	Warrant Reserve	Option Reserve	Contributed surplus	Accumulated Other Comprehensive Loss	Deficit	Total
		$	$	$	$	$	$	$
Balance, December 31, 2022	99,244,664	27,064,727	901,229	5,032,479	-	-	(31,034,345)	1,964,090
Exercise of options	400,000	121,387	-	(78,887)	-	-	-	42,500
Share-based compensation	-	-	-	703,612	-	-	-	703,612
Net loss for the year	-	-	-	-	-	-	(701,215)	(701,215)

Balance, December 31, 2023	99,644,664	27,186,114	901,229	5,657,204	-	-	(31,735,560)	2,008,987
Exercise of options	1,645,000	118,679	-	(32,079)	-	-	-	86,600
Share-based compensation	-	-	-	541,164	-	-	-	541,164
Other comprehensive loss	-	-	-	-	-	(47)	-	(47)
Net loss for the year	-	-	-	-	-	-	(668,977)	(668,977)

Balance, December 31, 2024	101,289,664	27,304,793	901,229	6,166,289	-	(47)	(32,404,537)	1,967,727
Expired warrants	-	-	(901,229)	-	901,229	-	-	-
Expired and cancelled options	-	-	-	(4,219,875)	4,219,875	-	-	-
Share-based compensation	-	-	-	280,677	-	-	-	280,677
Other comprehensive loss	-	-	-	-	-	(93)	-	(93)
Net loss for the year	-	-	-	-	-	-	(1,858,747)	(1,858,747)
Balance, December 31, 2025	101,289,664	27,304,793	-	2,227,091	5,121,104	(140)	(34,263,284)	389,564

The accompanying notes are an integral part of these consolidated financial statements

6

Avricore Health Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

	2025	2024	2023
	$	$	$
Operating Activities
Net loss	$(1,858,747)	$(668,977)	$(701,215)
Adjustment for non-cash items:
Amortization	139,615	450,196	420,067
Share-based compensation	280,677	541,164	703,612
Gain on settlement of loan	-	(10,000)	-
(Recovery) / write off of accounts receivable	(6,901)	-	4,594
Loss on impairment of equipment	422,950	772,174	-
Loss on impairment of intangible assets	70,594	-	-
Loss on disposal of fixed assets	-	32,033	-
Change in working capital items:
Accounts receivable	389,156	8,102	338,090
Inventory	507	20,169	(20,676)
Prepaid expenses and deposits	(70,613)	18,155	(8,394)
Deferred revenue	-	-	(252,000)
Accounts payable and accrued liabilities	(157,171)	(158,401)	176,325
Net cash provided by (used in) operating activities	(789,933)	1,004,615	660,403
Investing Activities
Investment in intangible asset (software)	(25,865)	(24,253)	(25,288)
Purchase of equipment	(88,497)	(181,094)	(1,021,571)
Net cash used in investing activities	(114,362)	(205,347)	(1,046,859)
Financing Activities
Proceeds from exercise of stock options	-	86,600	42,500
Loan repayments	-	(30,000)	-
Net cash provided by financing activities	-	56,600	42,500
Increase (decrease) in cash and cash equivalents	(904,295)	855,868	(343,956)
Effects of foreign exchange translation on cash and cash equivalents	(179)	(47)	-
Cash and cash equivalents, beginning of year	1,132,392	276,571	620,527
Cash and cash equivalents, end of year	227,918	1,132,392	276,571

Supplemental cash flow information (Note 15)

The accompanying notes are an integral part of these consolidated financial statements

7

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

1.	NATURE OF OPERATIONS AND GOING CONCERN

Avricore Health Inc. (the “Company”) was incorporated under the Company Act of British Columbia on May 30, 2000. The Company’s common shares trade on the TSX Venture Exchange (the “Exchange”) under the symbol “AVCR” and are quoted on the OTCQB Market as “AVCRF”. The Company’s registered office is at 700 – 1199 West Hastings Street, Vancouver, British Columbia, V6E 3T5.

The Company is involved in the business of health data and point-of-care technologies (“POCT”).

The consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operations for the foreseeable future and be able to realize assets and satisfy liabilities in the normal course of business. The availability of sufficient cash flows to fund the Company’s operations are dependent on revenues and other financing sources which are subject to uncertainty. The Company has recurring net losses and negative cash flows from operations and experienced a significant decrease in sales during the year ended December 31, 2025. As at December 31, 2025, the Company has an accumulated deficit of $34,263,284. These factors raise a material uncertainty that may raise substantial doubt on the Company’s ability to continue as a going concern.

The continuation of the Company as a going concern is dependent upon its ability to generate revenue from its operations and/or raise additional financing to cover ongoing cash requirements. The consolidated financial statements do not reflect any adjustments, which could be material, to the carrying values of assets and liabilities, which may be required should the Company be unable to continue as a going concern.

2.	BASIS OF PRESENTATION

a)	Statement of compliance

The consolidated financial statements for the years ended December 31, 2025, 2024, and 2023 have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”).

b)	Basis of preparation

The consolidated financial statements of the Company have been prepared on an accrual basis and are based on historical costs, modified where applicable. The material accounting policies are presented in Note 3 of the annual consolidated financial statements for the year ended December 31, 2025 and have been consistently applied in each of the periods presented. The consolidated financial statements are presented in Canadian dollars, which is the presentation and functional currency of the Company. The functional currency of the Company’s wholly owned subsidiary HealthTab Ltd. is the UK pound sterling.

The preparation of consolidated financial statements in accordance with IFRS requires the Company’s management to make estimates, judgments and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. The areas involving a higher degree of judgment and complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 3 (m). Actual results might differ from these estimates. The Company’s management reviews these estimates and underlying judgments on an ongoing basis, based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are adjusted for prospectively in the year in which the estimates are revised.

8

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

2.	BASIS OF PRESENTATION (continued)

c)	Basis of consolidation

The consolidated financial statements include the assets, liabilities and results of operations of all entities controlled by the Company. Inter-company balances and transactions, including unrealized income and expenses arising from inter-company transactions, are eliminated in preparing the Company’s consolidated financial statements. Where control of an entity is obtained during a financial year, its results are included in the consolidated statements of operations and comprehensive loss from the date on which control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control exists.

These consolidated financial statements include the accounts of the Company and its controlled wholly owned Canadian subsidiary, HealthTabTM Inc and HealthTab Inc.’s wholly owned United Kingdom subsidiary, HealthTabTM Ltd.

3.	SUMMARY OF MATERIAL ACCOUNTING POLICIES

a)	Revenue recognition

The Company’s revenues are generated from operating leases of the POCT system and sale of testing panels. Revenue comprises the fair value of the consideration received or receivable and is shown net of tax and discounts.

The Company recognizes revenue to depict the transfer of goods and services to clients in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services by applying the following steps:

●	Identify the contract with a customer;
●	Identify the performance obligations in the contract;
●	Determine the transaction price;
●	Allocate the transaction price to the performance obligations; and
●	Recognize revenue when, or as, the Company satisfies a performance obligation.

Revenue may be earned over time as the performance obligations are satisfied or at a point in time which is when the entity has earned a right to payment, the customer has possession of the asset and the related significant risks and rewards of ownership, and the customer has accepted the asset.

The Company’s arrangements with customers can include multiple performance obligations. When contracts involve various performance obligations, the Company evaluates whether each performance obligation is distinct and should be accounted for as a separate unit of accounting under IFRS 15, Revenue from Contracts with Customers.

9

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

3.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

a)	Revenue recognition (continued)

The Company determines the standalone selling price by considering its overall pricing objectives and market conditions. Significant pricing practices taken into consideration include discounting practices, the size and volume of our transactions, our marketing strategy, historical sales and contract prices. The determination of standalone selling prices is made through consultation with and approval by management, taking into consideration our go-to-market strategy. As the Company’s go-to-market strategies evolve, the Company may modify its pricing practices in the future, which could result in changes in relative standalone selling prices.

The Company generally receives payment from its customers after invoicing within the normal 28-day commercial terms. If a customer is specifically identified as a credit risk, recognition of revenue is deferred except to the extent of fees that have already been collected.

b)	Leases

A contract is, or contains, a lease if the contract conveys a lessee the right to control the use of lessor’s identified asset for a period of time in exchange for consideration.

The Company as a lessee

A lease liability is recognized at the commencement of the lease term at the present value of the lease payments that are not paid at that date. At the commencement date, a corresponding right-of-use asset is recognized at the amount of the lease liability, adjusted for lease incentives received, retirement costs and initial direct costs. Depreciation is recognized on the right-of-use asset over the lease term. Interest expense is recognized on the lease liabilities using the effective interest rate method and payments are applied against the lease liability.

Key areas where management has made judgments, estimates, and assumptions related to the application of IFRS 16 include:

-	The incremental borrowing rates are based on judgments including economic environment, term, currency, and the underlying risk inherent to the asset. The carrying balance of the right-of-use assets, lease liabilities, and the resulting interest expense and depreciation expense, may differ due to changes in the market conditions and lease term.

-	Lease terms are based on assumptions regarding extension terms that allow for operational flexibility and future market conditions.

The Company as a lessor

A lease is classified as an operating lease if it does not transfer substantially all the risks and rewards incidental to ownership of an underlying asset. All other leases are classified as finance leases.

Leases of the Company’s POCT systems to customers are classified as operating leases. Lease payments from operating leases are recognized as income on a straight-line basis. All costs, including depreciation, incurred in earning the operating lease income are recognized as cost of sales. Initial direct costs incurred in obtaining an operating lease are added to the carrying amount of the underlying asset and recognized as an expense over the lease term on the same basis as the lease income. The depreciation for depreciable underlying assets subject to operating leases is in accordance with depreciation policy for the Company’s equipment.

10

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

3.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

c)	Foreign currency

Foreign currency transactions are translated into the functional currency of the respective entity, using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement of monetary items at year-end exchange rates are recognized in profit or loss.

Non-monetary items measured at historical cost are translated using the exchange rates at the date of the transaction and are not retranslated. Non-monetary items measured at fair value are translated using the exchange rates at the date when fair value was determined.

The results and financial position of consolidated entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

●	Equity is translated at historical rates of exchange at the reporting date.

●	Assets and liabilities are translated at the closing rate at the reporting date.

●	Income and expenses are translated at average exchange rates for the year.

●	All resulting exchange differences are recognized in other comprehensive income as cumulative foreign currency translation adjustments.

d)	Cash and cash equivalents

Cash and cash equivalents include cash on account, demand deposits and money market investments with maturities from the date of acquisition of three months or less, which are readily convertible to known amounts of cash and are subject to insignificant changes in value.

e)	Intangible assets

All intangible assets acquired separately by the Company are recorded at cost on the date of acquisition. Intangible assets that have indefinite lives are measured at cost less accumulated impairment losses. Intangible assets that have finite useful lives are measured at cost less accumulated amortization and accumulated impairment losses. Intangible assets comprise of software, intellectual property, trademarks and web domains and distribution rights, which are amortized on a straight-line basis over 3 years. The Company’s system software is amortized on a declining balance basis at 20%. Amortization rates are reviewed annually to ensure they are aligned with estimates of remaining economic useful lives of the associated intangible assets.

f)	Equipment

Equipment acquired by the Company is recorded at cost on the date of acquisition. Equipment is stated at historical cost less accumulated amortization and accumulated impairment losses. Amortization is calculated on a declining balance method over their estimated useful lives. The Company’s system hardware is amortized at 55% and system analyzers at 20%.

11

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

3.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

g)	Share-based payments

The Company operates an incentive share purchase option plan. Share-based payments to employees are measured at the fair value of the instruments issued and amortized over the vesting periods. Share-based payments to non-employees are measured at the fair value of goods or services received or the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured, and are recorded at the date the goods or services are received. The corresponding amount is recorded to the option reserve. The fair value of options is determined using the Black-Scholes option pricing model, which incorporates all market vesting conditions. The number of shares and options expected to vest is reviewed and adjusted at the end of each reporting period such that the amount recognized for services received as consideration for the equity instruments granted shall be based on the number of equity instruments that eventually vest.

h)	Share capital

Proceeds from the exercise of stock options and warrants are recorded as share capital in the amount for which the option or warrant enabled the holder to purchase a share in the Company. Any previously recorded share-based payment related to the options or warrants exercised included in reserves is transferred to share capital on the exercise of options or warrants. Share capital issued for non-monetary consideration is valued at the closing market price at the date of issuance. The proceeds from issuance of units are allocated between common shares and warrants based on the residual method. Under this method, the proceeds are allocated first to share capital based on the fair value of the common shares at the time the units are issued and any residual value is allocated to the warrants reserve. Consideration received for the exercise of warrants is recorded in share capital, and any related amount recorded in warrants reserve is transferred to share capital.

i)	Income (loss) per share

Basic income (loss) per share is calculated by dividing the net income (loss) available to common shareholders by the weighted average number of shares outstanding during the year. Diluted earnings per share reflect the potential dilution of securities that could share in earnings of an entity. In a loss year, potentially dilutive common shares are excluded from the loss per share calculation as the effect would be anti-dilutive. Basic and diluted income (loss) per share are the same for the periods presented.

j)	Income taxes

Income tax expense, consisting of current and deferred tax expense, is recognized in the statements of operations. Current tax expense is the expected tax payable on the taxable income for the period, using tax rates enacted or substantively enacted at period-end, adjusted for amendments to tax payable with regard to previous years.

Deferred tax assets and liabilities and the related deferred income tax expense or recovery are recognized for deferred tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income (loss) in the period that substantive enactment occurs.

12

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

3.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

j)	Income taxes (continued)

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a deferred tax asset will be recovered, the deferred tax asset is reduced. Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

k)	Financial instruments

Classification

The Company classifies its financial instruments in the following categories: at fair value through profit and loss (“FVTPL”), at fair value through other comprehensive income (loss) (“FVTOCI”), or at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of debt instruments is driven by the Company’s business model for managing the financial assets and their contractual cash flow characteristics. Equity instruments that are held for trading are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or the Company has opted to measure them at FVTPL.

The Company has classified its cash and cash equivalents as FVTPL and term deposit, accounts receivable and accounts payable as amortized cost.

Measurement

Financial assets and liabilities at amortized cost

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively, and subsequently carried at amortized cost less any impairment.

Financial assets and liabilities at FVTPL

Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in profit or loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in the profit or loss in the period in which they arise.

Financial assets at FVTOCI

Investments in equity instruments at FVTOCI are initially recognized at fair value plus transaction costs. Subsequently they are measured at fair value, with gains and losses arising from changes in fair value recognized in other comprehensive income (loss) as they arise.

Impairment of financial assets at amortized cost

An ‘expected credit loss’ impairment model applies which requires a loss allowance to be recognized based on expected credit losses. The estimated present value of future cash flows associated with the asset is determined and an impairment loss is recognized for the difference between this amount and the carrying amount as follows: the carrying amount of the asset is reduced to estimated present value of the future cash flows associated with the asset, discounted at the financial asset’s original effective interest rate, either directly or through the use of an allowance account and the resulting loss is recognized in profit or loss for the period. In a subsequent period, if the amount of the impairment loss related to financial assets measured at amortized cost decreases, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

13

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

3.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

k)	Financial Instruments (continued)

Derecognition

Financial assets

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in profit or loss.

l)	Impairment of equipment and intangible assets

At the end of each reporting period, the Company reviews the carrying amounts of its equipment and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. Individual assets are grouped together as a cash generating unit for impairment assessment purposes at the lowest level at which there are identifiable cash flows that are independent from other group assets. The Company has one cash generating unit, the HealthTab system, comprised of system software, system analyzers and system hardware.

If any such indication of impairment exists, the Company makes an estimate of its recoverable amount. The recoverable amount is the higher of fair value less costs of disposition and value in use. Where the carrying amount of a cash generating unit exceeds its recoverable amount, the cash generating unit is considered impaired and is written down to its recoverable amount. In assessing the value in use, the estimated future cash flows are adjusted for the risks specific to the cash generating unit and are discounted to their present value with a discount rate that reflects the current market indicators. The recoverable amount of intangible assets with an indefinite useful life, intangible assets not available for use, or goodwill acquired in a business combination are measured annually whether or not there are any indications that impairment exists.

Where an impairment loss subsequently reverses, the carrying amount of the cash generating unit is increased to the revised estimate of its recoverable amount, to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the cash generating unit in prior years. A reversal of an impairment loss is recognized as income immediately.

m)	Significant accounting estimates and judgments

Estimates

Significant estimates used in applying accounting policies that have the most significant effect on the amounts recognized in the financial statements are as follows:

14

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

3.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

m)	Significant accounting estimates and judgments (continued)

Share-based payments

The Company grants share-based awards to certain directors, officers, employees, consultants and other eligible persons. For equity-settled awards, the fair value is charged to the statement of operations and comprehensive income ( loss) and credited to the reserves over the vesting period using the graded vesting method, after adjusting for the estimated number of awards that are expected to vest.

The fair value of equity-settled awards is determined at the date of the grant using the Black-Scholes option pricing model. For equity-settled awards to non-employees, the fair value is measured at each vesting date. The estimate of warrant and option valuation also requires determining the most appropriate inputs to the valuation model, including the volatility, expected life of warrants and options, risk free interest rate and dividend yield. Management must also make significant judgments or assessments as to how financial assets and liabilities are categorized.

Estimation of useful lives of equipment and intangible assets

Amortization of equipment and intangible assets (software) is dependent upon estimates of their useful lives. The useful lives of the assets are assessed annually and may vary from previous estimates depending on a number of factors. In reassessing asset lives, factors such as technological innovation, product lifecycles, maintenance, and fair value of equipment are taken into account.

Recoverable amounts of equipment and intangible assets

The carrying amount of the Company’s equipment and intangible assets (software) is reviewed at each financial reporting date to determine whether there is any indication of impairment. If such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. An impairment loss is recognized when the carrying amount of an asset or its cash generating unit exceeds its recoverable amount. Impairment losses are recognized in profit or loss for the period.

Judgments

Significant judgments used in applying accounting policies that have the most significant effect on the amounts recognized in the financial statements are as follows:

Revenue recognition

Revenue is recognized when the revenue recognition criteria expressed in the accounting policy disclosed in Note 3(a) have been met. Judgment may be required when allocating revenue or discounts on sales amongst the various elements in a sale involving multiple performance obligations.

Indicators of impairment

Indicators of impairment include observable declines in market value, significant negative changes in sales, or the technological, market, economic, or legal environment and increases in market interest rates. Judgement is required to determine the recoverable amount which is the higher of an assets fair value less costs of disposition and its value in use.

15

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

3.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

m)	Significant accounting estimates and judgments (continued)

Deferred income taxes

Tax interpretations, regulations and legislation in the various jurisdictions in which the Company operates are subject to change. The determination of income tax expense and deferred tax involves judgment and estimates as to the future taxable earnings, expected timing of reversals of deferred tax assets and liabilities, and interpretations of laws in the countries in which the Company operates. The Company is subject to assessments by tax authorities who may interpret the tax law differently. Changes in these estimates may materially affect the final amount of deferred taxes or the timing of tax payments. If a positive forecast of taxable income indicates the probable use of a deferred tax asset, especially when it can be utilized without a time limit, that deferred tax asset is usually recognized in full.

Going concern

Management has applied judgements in the assessment of the Company’s ability to continue as a going concern when preparing its financial statements for the year ended December 31, 2025. In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future, which is at least, but is not limited to, twelve months from the end of the reporting period. The factors considered by management are disclosed in Note 1.

n)	Application of new and revised accounting standards and accounting standards issued but not yet effective

There are no significant changes in accounting policies but several amendments to IFRS Accounting Standards and interpretations became effective for annual periods beginning on or after January 1, 2025.

Amendments to IFRS 9 and IFRS 7 – Classification and Measurement of Financial instruments

The amendments provide guidance on the derecognition of a financial liability settled through electronic transfer, as well as the classification of financial assets for: contractual terms consistent with a basic lending arrangement; assets with non-recourse features and contractually linked instruments.

Additionally, the amendments introduce new disclosure requirements related to investments in equity instruments designated at fair value through other comprehensive income (“FVOCI”), and additional disclosures for financial instruments with contingent features. These amendments are effective for annual reporting periods beginning on or after January 1, 2026. The Company is currently assessing these standards, and their potential impact on the Company in the current or future reporting periods.

IFRS 18 Presentation and Disclosure in Financial Statements

In April 2024, the IASB issued IFRS 18 Presentation and Disclosure in Financial Statements. This standard aims to improve the consistency and clarity of financial statement presentation and disclosures by providing updated guidance on the structure and content of financial statements. Key changes include enhanced requirements for the presentation of financial performance, financial position, and cash flows, as well as additional disclosures to improve transparency and comparability. In addition, IFRS 18 requires entities to classify income and expenses into five categories, three of which are new – i.e. operating, investing and financing – and the income tax and discontinued operation categories. The new standard sets out detailed requirements for classifying income and expenses into each category. These amendments are effective for annual periods beginning on or after January 1, 2027. The Company is currently assessing the impact that the adoption of IFRS 18 will have on its Financial Statements.

16

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

4.	ACCOUNTS RECEIVABLE

The Company’s accounts receivable consists of the following:

	December 31, 2025	December 31, 2024
	$	$
Trade receivables	11,879	414,263
Other receivable	12,199	-
GST receivable	13,254	5,324
	37,332	419,587

5.	PREPAID EXPENSES AND DEPOSITS

The balance consists of prepaid expenses to vendors of $64,882 (December 31, 2024 - $7,408), prepaid business insurance of $5,696 (December 31, 2024 - $1,062) and security deposits of $20,505 (December 31, 2024 - $12,000).

6.	EQUIPMENT

	Equipment	Furniture	Total
	$	$	$
Cost
Balance, December 31, 2023	2,320,275	-	2,320,275
Additions	181,094	-	181,094
Impairment	(772,174)	-	(772,174)
Assets written off	(162,686)	-	(162,686)
Balance, December 31, 2024	1,566,509	-	1,566,509
Additions	73,684	14,813	88,497
Impairment	(422,950)	-	(422,950)
Balance, December 31, 2025	1,217,243	14,813	1,232,056
Accumulated Amortization
Balance, December 31, 2023	602,280	-	602,280
Amortization	438,441	-	438,441
Assets written off	(130,653)	-	(130,653)
Balance, December 31, 2024	910,068	-	910,068
Amortization	122,233	2,966	125,199
Balance, December 31, 2025	1,032,301	2,966	1,035,267
Carrying value
As at December 31, 2025	184,942	11,847	196,789
As at December 31, 2024	656,441	-	656,441

Equipment is comprised primarily of system analyzers and system hardware leased to earn revenues. Amortization of equipment included in cost of sales was $137,648 during the year ended December 31, 2025 (2024 - $435,304). Amortization of equipment included in operating expenses was $1,967 during the year ended December 31, 2025 (2024 - $3,137). The Company discontinued the use of certain equipment and recognized a loss on disposition of $Nil during the year ended December 31, 2025 (2024 - $32,033).

17

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

6.	EQUIPMENT (continued)

During the year ending December 31, 2025, the agreement with the Company’s major customer was not renewed and expired on March 31, 2025. The loss of this major customer significantly impacted the Company’s revenue and financial position. As a consequence, the Company performed an impairment test. The Company recognized and determined the recoverable amount to be $184,942 using the fair value less cost of disposal method. The Company recognized an impairment of $422,950 related to system analyzers and system hardware during the year ended December 31, 2025 (2024 - $772,174). The Company has impaired 100% of the equipment expected to be idle.

If impairment loss subsequently reverses, the carrying amount of the cash generating unit will be increased to the revised estimate of its recoverable amount, to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the cash generating unit in prior years. A reversal of an impairment loss will be recognized as income immediately.

7.	INTANGIBLE ASSETS

	Software	HealthTabTM	Corozon	Emerald	Total
	$	$	$	$	$
Cost
Balance, December 31, 2023	65,465	1	1	1	65,468
Additions	24,253	-	-	-	24,253
Balance, December 31, 2024	89,718	1	1	1	89,721
Additions	25,865	-	-	-	25,865
Impairment	(70,594)	-	-	-	(70,594)
Assets written off	(44,989)	-	-	-	(44,989)
Balance, December 31, 2025	-	1	1	1	3

Accumulated Amortization
Balance, December 31, 2023	18,819	-	-	-	18,819
Amortization	11,755	-	-	-	11,755
Balance, December 31, 2024	30,574	-	-	-	30,574
Amortization	14,415	-	-	-	14,415
Assets written off	(44,989)	-	-	-	(44,989)
Balance, December 31, 2025	-	-	-	-	-

Carrying value
As at December 31, 2024	59,144	1	1	1	59,147
As at December 31, 2025	-	1	1	1	3

Amortization of software of $14,415 was included in cost of sales during the year ended December 31, 2025 (2024 - $11,755).

During the year ending December 31, 2025, the agreement with the Company’s major customer was not renewed and expired on March 31, 2025. The loss of this major customer significantly impacted the Company’s revenue and financial position. As a consequence, the Company performed an impairment test. The Company recognized and determined the recoverable amount to be $Nil using the value in use method. The Company recognized an impairment of $70,594 related to system software during the year ended December 31, 2025 (2024 - $Nil).

18

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

8.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The Company’s accounts payable and accrued liabilities consist of the following:

	December 31, 2025	December 31, 2024
	$	$
Trade accounts payable and accrued liabilities	172,521	255,965
GST payable	1,040	74,852
	173,561	330,817

9.	LOANS PAYABLE

During the year ended December 31, 2020, the Company received a Canada Emergency Business Account loan of $40,000 to be repaid on or before December 31, 2024. The loan was interest-free until January 18, 2024. In January 2024, the Company repaid the loan principal of $30,000 and received loan forgiveness of $10,000, recorded as gain on settlement of loan.

10.	SHARE CAPITAL

Authorized share capital

Authorized: Unlimited number of common shares without par value.

Issued share capital

During the year ended December 31, 2025, there were no shares issued.

During the year ended December 31, 2024:

The Company issued 1,645,000 common shares upon exercise of stock options for gross proceeds of $86,600. $32,079 of the value of the options was reclassified from reserves to share capital.

During the year ended December 31, 2023:

The Company issued 400,000 common shares upon exercise of stock options for gross proceeds of $42,500. $78,887 of the value of the options was reclassified from reserves to share capital.

Stock options

The Company has adopted a fixed up to 20% incentive share purchase option plan under the rules of the Exchange pursuant to which it is authorized to grant options to acquire up to 19,970,000 common shares of the Company to executive officers, directors, employees and consultants. The options can be granted for a maximum term of ten years and generally vest either immediately or in specified increments of up to 25% in any three-month period.

19

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

10.	SHARE CAPITAL (continued)

Stock options (continued)

The changes in stock options including those granted to directors, officers, employees and consultants are summarized as follows:

	2025		2024		2023
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Beginning Balance	12,250,000	$0.23	10,350,000	$0.17	8,635,000	$0.14
Options granted	4,100,000	$0.05	3,661,000	$0.28	2,365,000	$0.26
Expired	(1,210,000)	$0.08	(116,000)	$0.09	(250,000)	$0.17
Forfeited	(92,000)	$0.11	-		-	-
Exercised	-	-	(1,645,000)	$0.05	(400,000)	$0.11
Ending Balance	15,048,000	$0.18	12,250,000	$0.23	10,350,000	$0.17
Exercisable	14,023,000	$0.19	10,269,500	$0.22	9,132,250	$0.17

The following table summarizes information about stock options outstanding and exercisable as at December 31, 2025:

		Options
Exercise Price	Expiry date	Outstanding	Exercisable
$0.19	January 28, 2026	150,000	150,000
$0.25	March 22, 2026	1,800,000	1,800,000
$0.15	June 4, 2027	700,000	700,000
$0.28	June 4, 2027	300,000	300,000
$0.29	June 4, 2027	600,000	600,000
$0.15	August 10, 2027	1,975,000	1,975,000
$0.15	August 12, 2027	100,000	100,000
$0.16	October 12, 2027	300,000	300,000
$0.28	May 15, 2028	1,492,000	1,492,000
$0.20	June 21, 2028	400,000	400,000
$0.20	September 15, 2028	140,000	140,000
$0.18	July 1, 2029	300,000	300,000
$0.29	August 30, 2029	2,731,000	2,731,000
$0.05	June 30, 2030	4,060,000	3,035,000
		15,048,000	14,023,000

The weighted average remaining life of the stock options outstanding at December 31, 2025 is 2.81 years (December 31, 2024: 2.99 years).

Share-based compensation

Share-based compensation of $280,677 was recognized during the year ended December 31, 2025 (2024 - $541,164 and 2023 - $703,612), respectively, for stock options granted and/or vested during the year. Options issued to directors and officers and consultants of the Company during the year vest quarterly over one year, however, the Board may change such provisions at its discretion or as required on a grant-by-grant basis.

20

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

10.	SHARE CAPITAL (continued)

Stock options (continued)

Share-based payments for options granted were measured using the Black-Scholes option pricing model with the following weighted average assumptions:

	2025	2024
Expected life	3.60 years	3.69 years
Volatility	116%	115%
Dividend yield	0%	0%
Risk-free interest rate	2.78%	3.52%

Option pricing models require the use of highly subjective estimates and assumptions, including the expected stock price volatility. Changes in the underlying assumptions can materially affect the fair value estimates.

Warrants

There were no warrants issued for the years ended December 31, 2025, 2024 and 2023.

11.	GENERAL AND ADMINISTRATIVE EXPENSES

	2025	2024	2023
	$	$	$
Bank service charges	9,028	10,347	6,008
Filing and registration fees	49,170	55,040	61,569
Insurance	68,885	90,633	92,812
Office maintenance	92,528	43,089	44,545
Payroll	80,904	76,970	70,495
Regulatory fees	4,585	1,131	7,373
Rent	69,023	27,100	18,000
Travel	93,203	95,338	35,317
Warranty expense	-	9,750	3,250
	467,326	409,398	339,369

12.	RELATED PARTY TRANSACTIONS AND BALANCES

For the years ended December 31, 2025, 2024 and 2023, the Company recorded the following transactions with related parties:

a)	$21,600 in office rent (2024 – $15,100 and 2023 - $6,000) to a company controlled by the Chief Executive Officer of the Company.

b)	$12,000 in office rent (2024 – $12,000 and 2023 - $12,000) to a company controlled by the Chief Financial Officer of the Company.

c)	$10,384 for analyser quality control services (2024 - $317,978 and 2023 - $231,393) to a company controlled by the Chief Executive Officer of the Company. This amount is recorded under the cost of sales.

d)	$7,018 for consulting services (2024 - $nil and 2023 - $nil) to the brother of the Chief Executive Officer of the Company. This amount is recorded under consulting fees.

21

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

12.	RELATED PARTY TRANSACTIONS AND BALANCES (continued)

Related party transactions not otherwise described in the consolidated financial statements are shown below. The remuneration of the Company’s directors and other members of key management, who have the authority and responsibility for planning, directing and controlling the activities of the Company directly or indirectly, consist of the following:

Type of transaction	2025	2024	2023
	$	$	$
Consulting fees	216,000	216,000	216,000
Management fees	90,000	216,000	216,000
Professional fees	128,400	128,400	128,400
Severance benefits	108,000	-	-
Share-based compensation	197,937	433,848	495,348
	740,337	994,248	1,055,748

At December 31, 2025, $46,890 was due to related parties (December 31, 2024 - $nil) (Note 8). These balances are unsecured, non-interest bearing, and due on demand.

13.	CAPITAL DISCLOSURES

The Company includes Common shares, Options reserve and Warrants reserve in the definition of capital net of share issue costs. The Company’s objective when managing capital is to maintain sufficient cash resources to support its day-to-day operations. The availability of capital is solely through the issuance of the Company’s common shares. The Company intends to raise additional equity financing to fund the ongoing operations and to meet strategic objectives. There are no assurances that funds will be made available to the Company when required. The Company makes every effort to safeguard its capital and minimize its dilution to its shareholders.

The Company is not subject to any externally imposed capital requirements. There were no changes in the Company’s approach to capital management during the year ended December 31, 2025.

14.	SEGMENTED INFORMATION

At December 31, 2025, 2024, and 2023, the Company operated as a single reportable segment consisting of its point-of-care business. This includes the HealthTabTM - Point of Care Business in Canada and the HealthTab UK - Point of Care Business in the United Kingdom. The Company’s revenues allocated by geography for the years ended December 31, 2025, 2024 and 2023 are as follows:

	2025	2024	2023
	$	$	$
Canada	497,074	4,785,711	3,485,147
United Kingdom	36,810	-	-
	533,884	4,785,711	3,485,147

15.	SUPPLEMENTAL CASH FLOW INFORMATION

There were no non-cash transactions during the years ended December 31, 2025, 2024 and 2023.

22

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

16.	INCOME TAXES

The following table reconciles the expected income tax expense (recovery) at the Canadian statutory income tax rates to the amounts recognized in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2025, 2024 and 2023:

	2025	2024	2023
	$	$	$
Loss for the year	(1,858,747)	(668,977)	(701,215)
Expected income tax recovery (27%)	(502,000)	(181,000)	(189,000)
Change in statutory, foreign tax, foreign exchange rates and other	(37,000)	(245,000)	(54,000)
Permanent differences and other	78,000	148,000	192,000
Change in unrecognized deductible temporary differences	461,000	278,000	51,000
Total income tax expense (recovery)	-	-	-

The significant components of the Company’s deferred tax assets are as follows:

	2025	2024	2023
	$	$	$
Share issue costs	5,000	12,000	19,000
Property and equipment	839,000	671,000	332,000
Intangible asset	157,000	157,000	157,000
Non-capital losses	5,910,000	5,610,000	5,664,000
Total	6,911,000	6,450,000	6,172,000
Unrecognized deferred tax assets	(6,911,000)	(6,450,000)	(6,172,000)
Deferred income tax asset (liability)	-	-	-

At December 31, 2025, the Company has non-capital losses of approximately $21,831,000 (2024 - $20,776,000) for Canadian income tax purposes which are available to reduce future taxable income. These losses begin to expire in 2026.

As at December 31, 2025, the Company’s U.K. subsidiary has U.K.-based non-capital tax losses of approximately GBP46,000 (2024 - nil) available to reduce future taxable income.

17.	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

The Company’s financial instruments include cash and cash equivalents, term deposit, accounts receivable and accounts payable. The Company’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to market conditions and the Company’s activities. The Company has exposure to credit risk, liquidity risk and market risk as a result of its use of financial instruments.

This note presents information about the Company’s exposure to each of the above risks and the Company’s objectives, policies and processes for measuring and managing these risks. Further quantitative disclosures are included throughout the consolidated financial statements. The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework. The Board has implemented and monitors compliance with risk management policies.

23

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

17.	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued)

a)	Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises primarily from the Company’s cash and cash equivalents, term deposits and accounts receivable. The Company’s cash and cash equivalents and term deposits are held through a large Canadian financial institution. The Company does not have financial assets that are invested in asset-backed commercial paper.

The Company performs ongoing credit evaluations of its accounts receivable but does not require collateral. The Company establishes an allowance for expected credit losses based on the credit risk applicable to particular customers and historical data.

Approximately 72% of trade receivables are due from one customer at December 31, 2025 (December 31, 2024 – 97% from one customer).

b)	Liquidity risk

Liquidity risk is the risk that the Company will incur difficulties meeting its financial obligations as they are due. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions without incurring unacceptable losses or risking harm to the Company’s reputation. Liquidity risk has been assessed as moderate.

The Company monitors its spending plans, repayment obligations and cash resources, and takes actions with the objective of ensuring that there is sufficient capital in order to meet short-term business requirements. To facilitate its expenditure program, the Company raises funds primarily through public equity financing.

Contractual undiscounted cash flow requirements for financial liabilities as at December 31, 2025 are as follows:

	Carrying value	Contractual Cash flows	Within 1 year 1	- 5 Years
Trade accounts payable	$172,521	$172,521	$172,521	$-
	172,521	172,521	172,521	-

c)	Market risk

Market risk for the Company consists of currency risk and interest rate risk. The objective of market risk management is to manage and control market risk exposure within acceptable limits, while maximizing returns.

Currency risk

Foreign currency risk is the risk that the fair value or future cash flows will fluctuate as a result of changes in foreign exchange rates. The Company is exposed to foreign exchange rate risk mainly due to its operations in United Kingdom. The Company manages its risk by using accredited financial institutions to process its foreign currency transactions ensuring the market rate of foreign exchange.

24

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

17.	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued)

Currency risk (continued)

The following are balances of foreign currency exposure as of December 31 (Canadian dollar values of GB pound balances):

	2025	2024	2023
	$	$	$
Cash	3,579	3,879	-
Accounts receivable	4,743	692	-
Accounts payable	(8,768)	(562)	-
	(446)	4,010	-

Based on the above net exposures as at December 31, 2025, a 10% appreciation in the GB pound would result in a $45 change in the Company’s other comprehensive income for the year.

Interest rate risk

Interest rate risk is the risk that fair values or future cash flows will fluctuate as a result of changes in market interest rates. In respect of financial assets, the Company’s policy is to invest cash at fixed interest rates and cash reserves are to be maintained in cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. The Company is not exposed to significant interest rate risk.

c)	Fair values of financial instruments

The fair value hierarchy establishes three levels to classify the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities and amounts resulting from direct arm’s length transactions.

Cash and cash equivalents are valued using quoted market prices or from amounts resulting from direct arm’s length transactions. As a result, these financial assets have been included in Level 1 of the fair value hierarchy.

The fair values of financial assets and financial liabilities are determined as follows:

Cash and cash equivalents are measured at fair value on a recurring basis using a level 1 measurement. The carrying amounts of term deposits, accounts receivable and accounts payable are of approximate fair value due to their short-term maturity or current market rates for similar instruments.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full contractual term. Derivatives are included in Level 2 of the fair value hierarchy as they are valued using price models. These models require a variety of inputs, including, but not limited to, contractual terms, market prices, forward price curves, yield curves and credit spreads.

Level 3: Inputs for the asset or liability are not based on observable market data.

25

Avricore Health Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian Dollars)

18.	REVENUE AND MAJOR CUSTOMER

Revenues earned are comprised of the following for the years ended:

	December 31, 2025	December 31, 2024	December 31, 2023
	$	$	$
Lease and service	469,684	2,333,604	1,579,905
Sale of products	64,200	2,452,107	1,905,242
	533,884	4,785,711	3,485,147

Revenue from the major customer was $398,151 during the year ended December 31, 2025 (2024 - $4,658,395 and 2023 - $3,484,247). The major customer purchases goods and services from the Company’s only segment HealthTabTM - Point of Care Business. The agreement with the major customer expired on March 31, 2025. The loss of this major customer significantly impacted the Company’s future revenue and financial position.

19.	COST OF SALES

Cost of sales are comprised of the following for the years ended:

	December 31, 2025	December 31, 2024	December 31, 2023
	$	$	$
Amortization	137,648	446,474	417,720
Hosting and software	69,860	102,942	80,538
Reagents	44,852	1,787,574	1,326,903
Shipping	14,975	71,322	49,790
Quality control	12,780	320,477	232,820
Other	15,474	176,635	173,980
	295,589	2,905,424	2,281,751

20.	SUBSEQUENT EVENTS

On January 28, 2026, 150,000 stock options with an exercise price of $0.19 expired unexercised. On March 22, 2026, 1,800,000 stock options with an exercise price of $0.25 expired unexercised.

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